Exhibit 99.1

Item 7.01. Regulation FD Disclosure.

Qurate Retail Group Names Bill Wafford CFO
Executive Brings Proven Track Record in Retail, e-Comm and Large-Scale Growth Programs

WEST CHESTER, Pa., March 1 /PRNewswire/ -- Qurate Retail GroupSM, part of Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB, QRTEP), today announced the appointment of Bill Wafford as its Chief Financial Officer. Wafford has more than 25 years of experience in corporate finance, management consulting and executive leadership across retail, consumer goods and digital commerce businesses. He will report to David Rawlinson II, President and CEO of Qurate Retail, Inc. James Hathaway, who had been serving as Interim CFO since August 2022, will become the CFO of QVC® US.

“Qurate Retail is in the midst of a multi-year growth plan that touches every facet of our business and is focused on stabilizing the core business and expanding our leadership in video streaming commerce,” said Rawlinson. “As we execute our strategic plans, we are excited to add someone of Bill’s experience and talent to lead our finance team. He brings strong strategic insights on operations and transformations, a disciplined financial approach, and a commitment to a team-oriented culture that will enable us to sharpen our focus on the key areas that will drive our success.”

Added Rawlinson, “I want to thank Jim for stepping into the CFO role on an interim basis and maintaining a high-level of focus and attention to the business as we have pursued Project Athens with vigor. We are pleased he’s staying on as CFO of QVC US, our largest business unit, which will bring continuity and expertise as we implement our turnaround plans.”

Wafford joins Qurate Retail Group from Everlane, a digitally native apparel brand, where he was the Chief Financial Officer. Prior to Everlane, he served as Chief Financial Officer for retail companies such as JCPenney, The Vitamin Shoppe and Thrasio. He also previously served as Partner in the advisory practice group at KPMG, after holding various executive finance roles with Walgreens Boots Alliance, Target and Archstone Consulting. Wafford has an MBA in Finance / Strategy from Indiana University - Kelley School of Business and a BS in Economics from University of California, Riverside.

Commenting on his appointment Wafford said, “Qurate Retail is a company I have long admired within the retail industry. It’s platforms, products and approaches to connecting with consumers are unmatched and I’m very pleased to join David and the entire management team at this important time for the company.”

Wafford officially begins with the company on March 20. He will be based at the company’s global headquarters in West Chester, Pa.

About Qurate Retail Group

Qurate Retail GroupSM comprises seven leading retail brands – QVC®, HSN®, Zulily®, Ballard Designs®, Frontgate®, Garnet Hill® and Grandin Road® – all dedicated to providing a more human way to shop. Qurate Retail Group is the largest player in video commerce (“vCommerce”), which includes video-driven shopping across linear TV, ecommerce sites, digital streaming and social platforms. The retailer reaches more than 200 million homes worldwide via 14 television channels, which are widely available on cable/satellite TV, free over-the-air TV, and digital livestreaming TV. The retailer also reaches millions of customers via its QVC+ and HSN+ streaming experience, websites, mobile apps, social pages, print catalogs, and in-store destinations. Qurate Retail Group combines shopping and entertainment to curate products, experiences, conversations and communities for millions of highly discerning shoppers. Headquartered in West Chester, Pa., Qurate Retail Group has team members in the U.S., the U.K., Germany, Japan, Italy, Poland and China. For more information, visit qurateretailgroup.com, follow @QurateRetailGrp on Facebook, Instagram or Twitter, or follow Qurate Retail Group on YouTube or LinkedIn.

Qurate Retail, Inc. (NASDAQ: QRTEA, QRTEB, QRTEP) is a Fortune 500 company that includes the Qurate Retail Group portfolio of brands as well as other minority interests and green energy investments.